Exhibit 99.1

PLACER SIERRA BANCSHARES

PRESS RELEASE

FOR IMMEDIATE RELEASE

For more information contact:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Ronald W. Bachli, Chairman & CEO	Tony Rossi
David E. Hooston, Chief Financial Officer	(310) 854-8317
(916) 554-4750

PLACER SIERRA BANCSHARES REPORTS $6.6 MILLION IN NET INCOME AND A 10%

INCREASE IN EARNINGS PER SHARE FROM THE PREVIOUS QUARTER

Sacramento, California – October 18, 2005 - Placer Sierra Bancshares (NASDAQ: PLSB), a $1.9 billion commercial banking company serving the Northern, Central and Southern California markets, today announced financial results for the third quarter ended September 30, 2005.

FINANCIAL HIGHLIGHTS – THIRD QUARTER 2005 VS. SECOND QUARTER 2005

•	An increase of 8.9% in quarterly GAAP net income to $6.6 million from $6.1 million

•	An increase of 10.0% in fully diluted GAAP earnings per share to $0.44 from $0.40

•	GAAP return on average assets of 1.42% and return on average equity of 13.13%, compared to 1.33% and 12.53%, respectively

•	Return on average tangible assets of 1.59% and average tangible equity of 30.16%, compared to 1.50% and 30.13%, respectively

•	Net interest margin of 5.20%, compared to 5.19%

•	Cost of deposits increased to 0.93% from 0.86%

•	Yield on average earning assets increased to 6.34% from 6.25%

•	The efficiency ratio improved to 57.01% from 59.05%

•	Average loans and leases held for investment, net of deferred fees and costs, grew by $39.4 million, or an annualized 12.0%, to $1.341 billion

•	Average deposits increased by $19.6 million, or an annualized 5.0%, to $1.580 billion

EARNINGS HIGHLIGHTS

Net income for the three months ended September 30, 2005, was $6.6 million, a 71.0% increase over the $3.9 million reported for the same period of 2004. Earnings per diluted share for the three months ended September 30, 2005 was $0.44, an increase of 63.0% over $0.27 per diluted share for the same period of 2004.

For the three months ended September 30, 2005, the Company’s return on average assets and return on average equity were 1.42% and 13.13%, respectively, compared with 1.05% and 8.75%, respectively, for the third quarter of 2004.

Commenting on the third quarter, Ron Bachli, Chairman and Chief Executive Officer of Placer Sierra Bancshares, said, “We maintained the strong momentum we built in the second quarter and recorded the highest level of earnings per share in the history of the Company. During the third quarter, we continued to increase our business development activities, which resulted in $198.8 million in new loan commitments and a 60.6% year-over-year increase in referral and other loan-related fees due to an increase in commercial real estate loans referred to third parties. This helped to offset continued high levels of prepayments in the loan portfolio. We also continue to effectively manage our growth, which is reflected in our excellent asset quality, stable net interest margin, and improving efficiency ratio. We are realizing the synergies we projected from our acquisitions of Bank of Orange County and Bank of Lodi, and as a result, we continue to generate significant year-over-year improvement in our level of profitability.”

INCOME STATEMENT

The following table presents earnings and key performance indicators on both a GAAP and operating earnings basis for the three and nine months ended September 30, 2005 and 2004:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2005	2004	2005	2004
	($ in thousands, except per share data)
Net income	$6,646	$3,887	$17,917	$8,538
Acquisition related:
Merger expenses, net of tax effect	—	109	—	1,550
Investment security restructuring loss, net of tax effect	—	—	—	2,210

Operating earnings	$6,646	$3,996	$17,917	$12,298

GAAP earnings per share – basic	$0.44	$0.27	$1.20	$0.61
GAAP earnings per share – diluted	$0.44	$0.27	$1.18	$0.60
GAAP return on average assets	1.42%	1.05%	1.30%	0.80%
GAAP return on average shareholders’ equity	13.13%	8.75%	12.22%	6.65%
GAAP efficiency ratio	57.01%	66.13%	59.89%	73.68%
Net interest margin	5.20%	4.79%	5.20%	4.98%

Operating earnings per share – basic	$0.44	$0.28	$1.20	$0.88
Operating earnings per share – diluted	$0.44	$0.27	$1.18	$0.87
Operating return on average assets	1.42%	1.08%	1.30%	1.16%
Operating return on average shareholders’ equity	13.13%	9.58%	12.22%	9.00%
Operating efficiency ratio	57.01%	65.18%	59.89%	64.65%

Net interest income for the third quarter of 2005 was $21.2 million, an increase of 38.3% over net interest income of $15.4 million in the same period of 2004. The increase in net interest income reflects the acquisition of First Financial Bancorp and its subsidiary Bank of Lodi on December 10, 2004, as well as the positive effect of the asset sensitive nature of our balance sheet during a period of rising interest rates.

Net interest margin for the third quarter of 2005 was 5.20%, relatively consistent with 5.19% during the second quarter of 2005 and an increase of 41 basis points over the third quarter of 2004. During the third quarter of 2005 the yield on loans increased eight basis points to 6.77% from 6.69% during the second quarter of 2005. The cost of deposits in the third quarter of 2005 increased seven basis points to 0.93% from 0.86% in the second quarter of 2005. The increase in the yield on earning assets principally reflects the impact on loans tied to indexes associated with the prime rate, while the increase in the cost of deposits principally reflects an increased cost of certificates of deposit. Certificates of deposit continue to be the Company’s singular interest rate sensitive deposit product, with all other deposit products showing little price sensitivity.

Total non-interest income for the third quarter of 2005 totaled $4.5 million, compared with $3.2 million for the third quarter of 2004, and $4.1 million for the second quarter of 2005. The growth in non-interest income over the third quarter of 2004 was primarily attributable to a 35.2% increase in service charges and fees on deposit accounts, resulting from the Company’s acquisition of First Financial Bancorp and our revised fee structure, and a 60.6% increase in referral and other loan-related fees due to an increase in commercial real estate loans referred to third parties.

Total non-interest expense for the third quarter of 2005 was $14.7 million, compared with $12.2 million for the third quarter of 2004. During the third quarter of 2004, the Company recorded merger related expenses of $177,000 ($109,000 after tax) associated with the acquisition of Southland Capital Co. and its subsidiary Bank of Orange County. The increase is principally attributable to the Company’s acquisition of First Financial Bancorp.

The Company’s efficiency ratio for the third quarter of 2005 improved to 57.01%, compared to 66.13% in the third quarter of 2004 and 59.05% in the second quarter of 2005. Excluding the impact of the previously discussed merger expenses recorded in the third quarter of 2004, the efficiency ratio in the third quarter of 2004 would have been 65.18%.

BALANCE SHEET

As of September 30, 2005, total assets were $1.860 billion, compared to $1.862 billion at June 30, 2005. Average assets for the third quarter of 2005 were $1.863 billion, compared with $1.474 billion for the same quarter of 2004, an increase of $389.2 million, or 26.4%. The increase during the twelve months ended September 30, 2005 is principally attributable to the Company’s acquisition of First Financial Bancorp.

Total loans and leases held for investment, net of deferred fees and costs, were $1.352 billion at September 30, 2005, compared with $1.326 billion at June 30, 2005, representing annualized growth of 7.8%. Average loans and leases held for investment for the third quarter of 2005 were $1.341 billion, compared with $1.022 billion for the same quarter of 2004, an increase of $318.3 million, or 31.1%. While the Company booked $198.8 million of new commitments during the three months ended September 30, 2005, the Company also experienced loan prepayments of $80.8 million. Loan growth for the twelve months ended September 30, 2005, exclusive of the loans associated with the acquisition of First Financial Bancorp, totaled $84.6 million, or 8.0%.

Total deposits decreased by $7.4 million, or an annualized 1.9%, to $1.576 billion at September 30, 2005, from $1.583 billion at June 30, 2005. Average deposits for the third quarter of 2005 were $1.580 billion, compared with $1.231 billion for the same quarter of 2004, an increase of $349.6 million, or 28.4%, principally attributable to the Company’s acquisition of First Financial Bancorp.

Total shareholders’ equity was $204.1 million at September 30, 2005, compared with $199.6 million at June 30, 2005. Average shareholders equity for the third quarter of 2005 was $200.7 million, compared with $176.7 million for the same quarter of 2004, an increase of $24.1 million, or 13.6%.

CREDIT QUALITY

The Company’s overall credit quality remained strong during the third quarter, resulting in the determination by management that no provision for the allowance for loan and lease loss was required.

Non-performing loans to total loans and leases held for investment were 0.13% and 0.24% at September 30, 2005 and June 30, 2005, respectively.

Net charge-offs were $239,000 in the third quarter of 2005, representing an annualized rate of 0.07% of average loans and leases held for investment. Net recoveries of $36,000 as a percentage of average loans and leases held for investment on an annualized basis were 0.00% for the first nine months of 2005, compared with net charge-offs of 0.15% for the nine months ended September 30, 2004. The allowance for loan and lease losses totaled $16.2 million at September 30, 2005 and represented 1.20% of loans and leases held for investment, net of deferred fees and costs, and 948.36% of non-performing loans and leases as of that date.

REGULATORY CAPITAL

Placer Sierra Bancshares’ regulatory capital ratios at September 30, 2005 are as follows:

Leverage Ratio
Placer Sierra Bancshares	8.5%
Minimum regulatory requirement	4.0%

Tier 1 Risk-Based Capital Ratio
Placer Sierra Bancshares	10.1%
Minimum regulatory requirement	4.0%

Total Risk-Based Capital Ratio
Placer Sierra Bancshares	11.2%
Minimum regulatory requirement	8.0%

OUTLOOK

For the fourth quarter of 2005, the Company expects fully diluted earnings per share to range from $0.45 to $0.47.

Commenting on the outlook for Placer Sierra Bancshares, Mr. Bachli said, “Economic conditions throughout our California markets are vibrant, and we are seeing a wealth of quality, low-risk lending opportunities in the commercial and commercial real estate segments. Although we expect that rising deposit costs and continued high loan prepayments will present challenges, our growth in earning assets and loan referral fees will allow us to drive further improvement in our bottom-line results. We also continue to move forward on our expansion efforts. We have three de novo branch openings scheduled for 2006, including our first full-service branch in Fresno, and three planned branch relocations that will position us in areas of Sacramento that are experiencing higher growth rates. Combined with the continued exploration of attractive acquisition opportunities, we believe our de novo strategy will help us further capitalize on some of California’s fastest growing markets.”

ABOUT PLACER SIERRA BANCSHARES

Placer Sierra Bancshares is a Northern California-based bank holding company for Placer Sierra Bank with 31 branches in an eight-county area of Northern California, including Placer, Sacramento, El Dorado, Sierra, Nevada, Amador, San Joaquin and Calaveras counties and nine branches in Southern California’s Orange and Los Angeles counties. Placer Sierra Bank and its divisions, Sacramento Commercial Bank, Bank of Orange County and Bank of Lodi, offer customers the resources of a large financial institution and the resourcefulness and superior customer service of a community bank.

Placer Sierra Bank offers a broad array of deposit products and services for both commercial and retail customers. These products include electronic banking, cash management services, electronic bill payment and investment services with an emphasis on relationship banking. Placer Sierra Bank also provides competitive loan products such as commercial loans and lines of credit, commercial real estate loans, Small Business Administration loans, residential mortgage loans, home equity lines of credit and construction loans. For more information, please visit www.placersierrabank.com.

Placer Sierra Bancshares is publicly traded on NASDAQ under the stock symbol PLSB. For more information about Placer Sierra Bancshares, please visit www.placersierrabancshares.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve inherent risks and uncertainties. Placer Sierra Bancshares cautions readers that a number of important factors could cause actual results to differ materially from those in such forward-looking statements. All statements other than statements of historical fact are forward-looking statements. Risks and uncertainties include, but are not limited to: the possibility that personnel changes will not proceed as planned; planned acquisitions and relative cost savings cannot be realized or realized within the expected time frame; revenues are lower than expected; competitive pressure among depository institutions increases significantly; the integration of acquired businesses costs more, takes longer or is less successful than expected; the cost of additional capital is more than expected; changes in the interest rate environment reduces interest margins; general economic conditions, either nationally or in the market areas in which Placer Sierra does business, are less favorable than expected; legislation or regulatory requirements or changes adversely affect Placer Sierra’s business; changes that may occur in the securities markets; and other risks that are described in Placer Sierra’s Securities and Exchange Commission filings. If any of these uncertainties materializes or any of these assumptions proves incorrect, Placer Sierra’s results could differ materially from Placer Sierra’s expectations as set forth in these statements. Placer Sierra assumes no obligation to update such forward-looking statements.

UNAUDITED CONSOLIDATED BALANCE SHEETS

($ in thousands, except share and per share data)

	September 30, 2005	December 31, 2004
Assets:
Cash and due from banks	$57,973	$39,255
Federal funds sold	18,342	361

Cash and cash equivalents	76,315	39,616

Interest bearing deposits with other banks	125	125
Investment securities available-for-sale	229,719	249,916
Federal Reserve Bank and Federal Home Loan Bank stock	14,297	10,430
Loans and leases held for investment, net of allowance for loan and lease losses of $16,236 in 2005 and $16,200 in 2004	1,335,615	1,278,064
Premises and equipment, net	27,557	27,645
Cash surrender value of life insurance	43,910	42,390
Other real estate	—	657
Goodwill	101,092	101,329
Other intangible assets	12,225	14,172
Other assets	19,095	14,641

Total assets	$1,859,950	$1,778,985

Liabilities and shareholders’ equity:
Liabilities:
Non-interest bearing deposits	$496,787	$485,193
Interest bearing deposits	1,078,960	1,014,866

Total deposits	1,575,747	1,500,059

Short-term borrowings	10,674	16,265
Accrued interest payable and other liabilities	15,769	17,409
Junior subordinated deferrable interest debentures	53,611	53,611

Total liabilities	1,655,801	1,587,344

Shareholders’ equity:
Common stock	159,728	157,834
Retained earnings	45,867	33,323
Accumulated other comprehensive (loss) income	(1,446)	484

Total shareholders’ equity	204,149	191,641

Total liabilities and shareholders’ equity	$1,859,950	$1,778,985

Shares outstanding	14,992,754	14,877,056

Book value per share	$13.62	$12.88

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

($ in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Interest income:
Interest and fees on loans and leases held for investment	$22,864	$15,780	$65,348	$45,779
Interest on loans held for sale	—	6	—	9
Interest on deposits with other banks	—	1	2	1
Interest and dividends on investment securities:
Taxable	2,540	1,496	7,493	5,498
Tax-exempt	185	130	535	394
Interest on federal funds sold	264	388	618	586

Total interest income	25,853	17,801	73,996	52,267

Interest expense:
Interest on deposits	3,696	1,930	9,793	5,069
Interest on short-term borrowings	21	25	81	142
Interest on junior subordinated deferrable interest debentures	898	490	2,494	1,382

Total interest expense	4,615	2,445	12,368	6,593

Net interest income	21,238	15,356	61,628	45,674
Provision for the allowance for loan and lease losses	—	—	—	560

Net interest income after provision for the allowance for loan and lease losses	21,238	15,356	61,628	45,114

Non-interest income:
Service charges and fees on deposit accounts	2,070	1,531	5,801	4,710
Referral and other loan-related fees	1,298	808	2,834	2,132
Loan servicing income	102	71	340	242
Gain on sale of loans, net	—	3	—	179
Revenues from sales of non-deposit investment products	204	125	570	497
(Loss) gain on sale of investment securities available-for-sale, net	(1)	1	(56)	(3,335)
Increase in cash surrender value of life insurance	396	291	1,240	918
Other	402	334	1,309	1,999

Total non-interest income	4,471	3,164	12,038	7,342

Non-interest expense:
Salaries and employee benefits	7,471	6,125	22,469	18,789
Occupancy and equipment	2,039	1,747	6,030	5,169
Merger	—	177	—	2,319
Other	5,147	4,199	15,616	12,784

Total non-interest expense	14,657	12,248	44,115	39,061

Income before income taxes	11,052	6,272	29,551	13,395
Provision for income taxes	4,406	2,385	11,634	4,857

Net income	$6,646	$3,887	$17,917	8,538

Earnings per share:
Basic	$0.44	$0.27	$1.20	$0.61

Diluted	$0.44	$0.27	$1.18	$0.60

UNAUDITED CONSOLIDATED AVERAGE BALANCE SHEETS

($ in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Average assets:
Loans and leases, held for investment	$1,340,592	$1,022,290	$1,311,779	$991,294
Loans and leases held for sale	—	536	—	267
Investment securities available-for-sale	232,046	125,257	232,673	153,827
Federal funds sold	31,806	118,066	28,431	70,052
Interest bearing deposits with other banks	125	125	125	42
Other earning assets	14,250	9,317	12,723	8,633

Average earning assets	1,618,819	1,275,591	1,585,731	1,224,115
Other assets	244,023	198,072	252,730	194,752

Average total assets	$1,862,842	$1,473,663	$1,838,461	$1,418,867

Average liabilities and shareholders’ equity:
Average liabilities:
Non-interest bearing deposits	$502,631	$423,639	$494,363	$395,235
Interest bearing deposits	1,077,572	806,998	1,061,273	777,459

Average deposits	1,580,203	1,230,637	1,555,636	1,172,694
Other interest bearing liabilities	64,641	52,842	66,916	59,926
Other liabilities	17,252	13,503	19,901	14,766

Average liabilities	1,662,096	1,296,982	1,642,453	1,247,386
Average equity	200,746	176,681	196,008	171,481

Average liabilities and shareholders’ equity	$1,862,842	$1,473,663	$1,838,461	$1,418,867

YIELD ANALYSIS:
Average loans and leases held for investment	$1,340,592	$1,022,290	$1,311,779	$991,294
Yield	6.77%	6.14%	6.66%	6.17%
Average earnings assets	$1,618,819	$1,275,591	$1,585,731	$1,224,115
Yield	6.34%	5.55%	6.24%	5.70%
Average interest bearing deposits	$1,077,572	$806,998	$1,061,273	$777,459
Cost	1.36%	0.95%	1.23%	0.87%
Average deposits	$1,580,203	$1,230,637	$1,555,636	$1,172,694
Cost	0.93%	0.62%	0.84%	0.58%
Average interest bearing liabilities	$1,142,213	$859,840	$1,128,189	$837,385
Cost	1.60%	1.13%	1.47%	1.05%

Interest spread	4.74%	4.42%	4.77%	4.65%
Net interest margin	5.20%	4.79%	5.20%	4.98%

CREDIT QUALITY MEASURES

	At or for the Nine Months Ended 9/30/05	At or for the Six Months Ended 6/30/05	At or for the Three Months Ended 3/31/05	At or for the Year Ended 12/31/04	At or for the Nine Months Ended 9/30/04
Non-performing loans and leases to total loans and leases held for investment	0.13%	0.24%	0.24%	0.22%	0.21%
Non-performing assets to total assets	0.09%	0.17%	0.20%	0.20%	0.19%
Allowance for loan and lease losses to total loans and leases held for investment	1.20%	1.24%	1.29%	1.25%	1.21%
Allowance for loan and lease losses to non-performing loans and leases	948.36%	527.20%	549.51%	558.81%	580.35%
Allowance for loan and lease losses to non-performing assets	948.36%	527.20%	452.01%	455.57%	446.85%
Net (charge-offs)/recoveries to average loans and leases held for investment	0.00%	0.04%	0.17%	(0.15)%	(0.15)%

LOANS

($ in thousands)

	Balance at 09/30/05	Balance at 06/30/05	Balance at 03/31/05	Balance at 12/31/04	Balance at 09/30/04
Loans and leases held for investment:
Real estate - mortgage	$966,523	$949,131	$901,956	$892,136	$735,971
Real estate - construction	197,975	183,886	191,834	184,317	153,552
Commercial	153,172	155,938	155,478	167,035	127,342
Agricultural	8,363	7,652	14,539	17,423	391
Consumer	10,910	10,950	9,961	11,110	10,688
Leases receivable and other	17,475	20,477	22,784	24,575	24,523

Total gross loans and leases held for investment	1,354,418	1,328,034	1,296,552	1,296,596	1,052,467

Less: Allowance for loan and lease losses	(16,236)	(16,475)	(16,738)	(16,200)	(12,762)
Deferred loan and lease fees, net	(2,567)	(2,172)	(2,233)	(2,332)	(1,468)

Total net loans and leases held for investment	$1,335,615	$1,309,387	$1,277,581	$1,278,064	$1,038,237

Loans held for sale, at cost, which approximates market	$—	$—	$—	$—	$—

Total loans and leases held for investment, net of deferred fees and costs	$1,351,851	$1,325,862	$1,294,319	$1,294,264	$1,050,999

Percent of gross loans and leases held for investment

Real estate - mortgage	71.4%	71.5%	69.5%	68.8%	69.9%
Real estate - construction	14.6%	13.9%	14.8%	14.2%	14.6%
Commercial	11.3%	11.7%	12.0%	12.9%	12.1%
Agricultural	0.6%	0.6%	1.1%	1.3%	0.0%
Consumer	0.8%	0.8%	0.8%	0.9%	1.0%
Leases receivable and other	1.3%	1.5%	1.8%	1.9%	2.4%

	100.0%	100.0%	100.0%	100.0%	100.0%

DEPOSITS

($ in thousands)

	At September 30, 2005		At December 31, 2004
	Amount	% of Deposits	Amount	% of Deposits
Non interest bearing deposits	$496,787	31.5%	$485,193	32.3%

Interest bearing deposits:
Interest bearing demand	248,013	15.7%	256,650	17.1%
Money market	292,154	18.6%	262,957	17.5%
Savings	173,138	11.0%	179,578	12.0%
Time, under $100,000	197,177	12.5%	176,026	11.7%
Time, $100,000 or more	168,478	10.7%	139,655	9.4%

Total interest bearing deposits	1,078,960	68.5%	1,014,866	67.7%

Total deposits	$1,575,747	100.0%	$1,500,059	100.0%